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                                                                    EXHIBIT 99.1

                                 [TRUSERV LOGO]

                                EARNINGS RELEASE

                                                           For more
                                                           information, contact:
                                                           Shelley Hughes
                                                           TruServ Corporation
                                                           (773) 695-5258

                    TRUSERV ANNOUNCES 2003 FINANCIAL RESULTS
       2003 Earnings of $21.2 Million after Significant Refinancing Charge


         CHICAGO, FEB. 20, 2004 - TruServ Corporation today reported 2003 net margin of $21.2 million, including the effect of a net refinancing charge of $11.5 million(1) offset by certain favorable one-time items. This was the same net margin as reported in 2002. The co-op also reported 2003 revenue of $2,024.3 million, down 7 percent from $2,175.5 million for the same period a year ago.

         TruServ reported net margin of $10.2 million for the quarter ended
Dec. 31, 2003, versus net margin of $0.1 million for the same period a year ago. The co-op also reported $520.2 million in revenue for the quarter, down slightly from $524.6 million for the same period a year ago.

         President and Chief Executive Officer Pamela Forbes Lieberman said, "We're extremely proud of what our co-op accomplished during 2003. We exceeded earnings expectations which were impacted by the refinancing charge associated with an agreement that cut the co-op's interest rate from 13 percent to 4 percent. The savings generated from the interest rate reduction is money that the company can use to stimulate growth and increase patronage dividends to our member stores. Our co-op also reduced its total year-end debt from $256.2 million to $192.3 million. The stage is set for a very successful future."

          TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2 billion in 2003. The TruServ cooperative includes approximately 6,200 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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(1) The $11.5 million net refinancing charge is a non-GAAP financial measure. It includes the $19.2 million GAAP charge taken in August upon completion of the refinancing, partially offset by management's estimate of the interest expense savings (non-GAAP) of $7.7 million generated in the last four months of 2003 from the lower interest rate of 4% on the new credit facility as compared to the 13% average rate on the old lending agreements.